Exhibit 99.1

Intrepid Potash Announces Stockholder Approval of Reverse Split Proposals and Receipt of NYSE Continued Listing Standard Notice

DENVER, CO; July 30, 2020 - Intrepid Potash Inc. (NYSE:IPI) (“Intrepid” or the “Company”) today announced that at the special meeting of stockholders held on July 28, 2020, Intrepid’s stockholders voted to approve all proposals presented, which together grant Intrepid’s Board of Directors (the “Board”) authority to effect a reverse stock split of its shares of common stock at a ratio not less than 1-for-3 and not greater than 1-for-15 and, conditional on the split, to effect a corresponding reduction in the number of authorized common shares according to the criteria outlined in Intrepid’s Definitive Proxy Statement dated June 30, 2020.

Intrepid plans to convene its Board to discuss a possible split on August 10, 2020. In accordance with the approved proposals, the exact ratio and effective date of the split, if the Board elects to pursue one, will be set within the approved range at the sole discretion of the Board without further approval or authorization of Intrepid's stockholders.

NYSE Continued Listing Standard Notice

On July 24, 2020, Intrepid received formal notice of non-compliance with the New York Stock Exchange (“NYSE”) share price continued listing standards, which require a listed common stock to maintain a minimum average closing price of $1.00 per share for 30 consecutive days.

Under NYSE rules, Intrepid generally has six months following receipt of the notification to regain compliance with this continued listing standard and avoid delisting, subject to any extensions by NYSE. As required by NYSE rules, the Company will notify the NYSE within 10 business days of its intent to cure the share price deficiency. The Company can regain compliance at any time during the cure period if its common stock has a closing price of at least $1.00 per share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per share of common stock over the 30-trading-day period ending on the last trading day of that month. If both a $1.00 end-of-month trading price and a $1.00 average closing share price over the 30-trading-day period ending on the last day of the month are not achieved on any given month during the cure period, the NYSE will commence suspension and delisting procedures. The Company is in compliance with all other NYSE continued listing standard rules.

Subject to its compliance with other continued listing requirements, Intrepid’s common stock will continue to be listed and trade on the NYSE during the cure period outlined above under the symbol “IPI” but will have an added designation of “.BC” to indicate the status of the common stock as below compliance. The current non-compliance with the NYSE listing standards does not affect Intrepid’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of the Company’s material debt obligations. In addition to a reverse split of common stock, the Company is considering all other available options to regain compliance with the NYSE’s continued listing standards.

About Intrepid:

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-Looking Statements:

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause Intrepid’s actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include, among others, statements regarding Intrepid’s ability to regain compliance with the NYSE’s continued listing standards and whether any potential reverse stock split of the Company’s shares of common stock and corresponding reduction in the number of authorized shares of common stock will help Intrepid regain compliance with the NYSE’s continued listing standards. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in its Annual Report on Form 10-K for the year ended December 31, 2019, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Matt Preston, Vice President of Finance

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com

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